Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NEW MEDIA INVESTMENT GROUP INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

New Media Investment Group Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”),

DOES HEREBY CERTIFY:

1.          Article First of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

FIRST: The name of the Corporation is Gannett Co., Inc.

2.          The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

3.          This Certificate of Amendment shall be effective upon filing with the Secretary of State of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by the undersigned duly authorized officer this 19th day of November, 2019.

NEW MEDIA INVESTMENT GROUP INC.

by	/s/ Michael E. Reed

Name: Michael E. Reed
Title: Chief Executive Officer